Exhibit 99.1

Signing Day Sports Retains Rights as “National Recruiting Partner” to U.S. Army Bowl Through 2026 in New Deal

Includes National and Specified Regional Combines

SCOTTSDALE, Ariz., January 31, 2025 -- Signing Day Sports, Inc. (“Signing Day Sports” or the “Company”) (NYSE American: SGN), the developer of the Signing Day Sports app and platform to aid high school athletes in the recruitment process, today announced the signing of a new Sponsorship Agreement with the U.S. Army Bowl, extending its rights as “National Recruiting Partner”. The Sponsorship Agreement solidifies Signing Day Sports’ role as manager of the U.S. Army Bowl’s National Combines and specified Regional Combines, enables the Company to promote its app and services, and provides revenue-sharing opportunities.

“Our collaboration with the U.S. Army Bowl and the U.S. Army Bowl’s owner, Goat Farm Sports, has already brought over 8,000 new football users into our SaaS model app,” said Jeff Hecklinski, President of Signing Day Sports. “We are ecstatic to be able to finalize a new Sponsorship Agreement, strengthening the business relationship between Goat Farm Sports and Signing Day Sports. We want to thank Goat Farm Sports for their continued trust and support of Signing Day Sports. Based on our prior collaboration as National Recruiting Partner to the U.S. Army Bowl in 2022, 2023 and 2024, we believe that we have created and grown one of the best-known high school football combine series in the country. With the technology of Signing Day Sports and the brand of the U.S. Army Bowl, we have been able to help provide complete and necessary services to student-athletes and their families around the country to help them successfully navigate the college recruiting landscape. Over the past year alone, we have worked with almost 4,000 student-athletes and their families. Through our comprehensive webinars, individual informational sessions, and other outreach, we have helped student-athletes reach their goals of playing college football. We are excited to continue our growth and success alongside Goat Farm Sports and the U.S. Army Bowl in the coming years.”

Nearly 3,000 student-athletes participated in the 2024 U.S. Army Bowl Regional Combines, and projections exceed 4,000 in 2025. Signing Day Sports will continue to operate the U.S. Army Bowl National Combine in December 2025, now the largest high school football combine in the country. The Company will receive a $60 stipend for each athlete who attends the National Combine and pays the full registration fee. Signing Day Sports will manage specified regional combines, retaining all earnings and absorbing all costs directly with minimal overhead. Regional combines may feature an official U.S. Army Bowl academy, at which the Company will feature a 1-day combine managed and operated by the Company. The Company will receive $135 of any academy fee and commissions for assisting with academy sales. Every participant will receive their video-verified data from their combine in their Signing Day Sports app and, after their free trial period ends, will be added to the app to continue with their recruiting profile. Through the app, athletes will be able to search and communicate directly with coaches from around the country through the newly updated coaches search tab found in the app.

A copy of the Sponsorship Agreement was filed as an exhibit to the Current Report on Form 8-K filed by Signing Day Sports with the U.S. Securities and Exchange Commission (“SEC”) on January 30, 2025.

Student-athletes interested in participating in the U.S. Army Regional Combine series can register at sdscombines.com.

About Signing Day Sports

Signing Day Sports’ mission is to help student-athletes achieve their goal of playing college sports. Signing Day Sports’ app allows student-athletes to build their Signing Day Sports’ recruitment profile, which includes information college coaches need to evaluate and verify them through video technology. For more information on Signing Day Sports, go to https://bit.ly/SigningDaySports.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, including without limitation, the Company’s ability to realize the expected benefits of its collaboration with the owner of the U.S. Army Bowl; the ability of the collaboration to yield significant revenues or other value for the Company; the Company’s ability to execute the collaboration strategy as expected; the number of student-athletes who will use and purchase subscriptions to the Company’s app through the Company’s U.S. Army Bowl collaboration; the Company’s ability to obtain additional funding to develop additional services and offerings; market acceptance of the Company’s offerings; competition from existing online offerings or new offerings that may emerge; impacts from strategic changes to the Company’s business on its net sales, revenues, income from continuing operations, or other results of operations; the Company’s ability to attract new users and customers, increase the rate of subscription renewals, and slow the rate of user attrition; the Company’s ability and third parties’ abilities to protect intellectual property rights; the Company’s ability to adequately support future growth; the Company’s ability to comply with user data privacy laws and other current or anticipated legal requirements; and the Company’s ability to attract and retain key personnel to manage its business effectively.  Further information regarding factors which could affect the forward-looking statements can be found under “Risk Factors” and sections containing cautionary statements relating to forward-looking statements in the Company’s periodic reports which are filed with the Securities and Exchange Commission. These risks, uncertainties and other factors are, in some cases, beyond our control and could materially affect results. If one or more of these risks, uncertainties or other factors become applicable, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

SGN@crescendo-ir.com